UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/30/2007

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On November 30, 2007 (the "Effective Date"), NutriSystem, Inc. (the "Company") entered into an amended and restated employment agreement with Thomas F. Connerty, the Company's Executive Vice President, Program Development and Chief Marketing Officer. Under the amended and restated agreement, Mr. Connerty's salary was increased to $350,000 per year and he is eligible to receive, at the time bonuses are awarded each year, a target bonus of up to 70% of his aggregate compensation earned as salary each year during the term of the agreement and a stretch bonus of up to 130% of such amount.

        On the Effective Date, Mr. Connerty was granted 79,523 under a stock award agreement (the "Stock Grant"). The Stock Grant will vest in four equal installments of 20% over four years from the Effective Date, and in one installment of 20% on April 1, 2009. In the event of a Change of Control (as defined in the employment agreement), Mr. Connerty shall become fully vested in the Stock Grant on the date of the Change of Control.

        On the Effective Date, Mr. Connerty also entered into a nondisclosure and noncompete agreement with the Company. Under this agreement, Mr. Connerty, for two years after termination of his employment, agreed not to compete with the Company and, for at least one year, he will not participate in the health and wellness business regardless of whether the Company is engaged in such business.

        The term of the employment agreement begins on the Effective Date and extends for five years. If Mr. Connerty is terminated without cause, then, in exchange for a mutual release, (1) the Company will pay a lump sum severance payment in an amount equal to (a) 12 months of the salary then in effect and (b) the value of the premium costs to the Company to continue Mr. Connerty on the Company's group life and accident, death, and disability policy for the 12 month period following Mr. Connerty's termination date, (2) the Company will provide group healthcare coverage for 12 months at Mr. Connerty's normal contribution rates, (3) Mr. Connerty's covenants against non-competition will be reduced by one half, and (4) certain unvested shares of the Stock Grant, pursuant to the Stock Award Agreement, shall become vested on the termination date.

        The foregoing is only a summary of the employment agreement, stock award agreement and nondisclosure and noncompete agreement. You are urged to read each agreement in its entirety for a more complete description of its terms and conditions. A copy of each agreement is attached to this report as.

Item 9.01.    Financial Statements and Exhibits

        (d)        Exhibits.

Exhibit No.                Description

10.1                        Employment Agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.

10.2                        Stock Award Agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.

10.3                        Nondisclosure and Noncompete agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: December 13, 2007	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.
EX-10.2	Stock Award Agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.
EX-10.3	Nondisclosure and Noncompete agreement dated as of November 30, 2007 by and between NutriSystem, Inc. and Thomas F. Connerty.